FOR IMMEDIATE RELEASE
                                    MARCH 16, 1998


       BOARD OF DIRECTORS OF BET HOLDINGS, INC. APPROVES MERGER OFFER BY
                ROBERT L. JOHNSON AND LIBERTY MEDIA TO PURCHASE
                          OUTSTANDING SHARES OF STOCK


WASHINGTON, D.C. (MARCH 16, 1998) - BET Holdings, Inc. announced today that its Board of Directors, upon the recommendation of a Special Independent Committee, approved a revised proposal from the Founder, Chairman and Chief Executive Officer, Robert L. Johnson and Liberty Media Corporation to purchase all of the outstanding shares of BET common stock not already owned by them for a price of sixty-three dollars ($63.00) per share. The Board voted to adopt the proposal as being in the best interest of the remaining shareholders of BET and signed a definitive merger agreement with Johnson, Liberty and a newly formed acquisition corporation owned by Johnson and Liberty.

It is expected that the proposed merger will be voted upon by BET shareholders at a Special Meeting of Shareholders planned to be held in the early summer of 1998. Johnson and Liberty had previously offered to purchase all of the outstanding shares of BET common stock not already owned by them for a price of forty-eight ($48) per share in September of 1997.

"We believe this is an important step for BET Holdings, Inc., which continues to show significant progress and growth as a company," said Debra Lee, President and Chief Operating Officer of BET Holdings, Inc. "The action by the Board of Directors indicates that it believed approval of the offer was in the best interest of the company."

The completion of the merger is subject to approval by the holders of a majority of the shares not held by Johnson and Liberty. In addition, completion of the merger is subject to additional conditions, including receipt of sufficient financing, receipt of all necessary governmental and regulatory approvals and consents and the absence of litigation, including litigation challenging the proposed merger.

Goldman Sachs & Co. acted on behalf of the Special Independent Committee in connection with this transaction.

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Contact:  Michele Moore, BET Media Relations, 202/608-2208